Exhibit 16.1

KPMG LLP

November 5, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Gores Guggenheim, Inc. (the Company) and, under the date of February 19, 2021, we reported on the financial statements of Gores Guggenheim, Inc. as of February 10, 2021 and December 31, 2020, and for the each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020. On November 3, 2021, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 5, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the Audit Committee of the Board approved the appointment of WithumSmith+Brown, PC (Withum) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2021, that Withum has agreed to conduct the review of the Company’s financials to be included in the Company’s Form 10-Q for the quarterly period ending September 30, 2021, or any of the Company’s statements in the third paragraph of this Item concerning the Company consulting with Withum.

Very truly yours,

/s/ KPMG LLP